Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED WARRANT AGREEMENT

This amendment (this “Amendment”) is made as of September 30, 2024, by and between Westrock Coffee Company, a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, the “Warrant Agent”), and constitutes an amendment to that certain amended and restated warrant agreement, dated as of August 25, 2022, by and between the Company and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Existing Warrant Agreement with respect to the Private Placement Warrants, 50% of the number of then outstanding Private Placement Warrants;

WHEREAS, pursuant to Section 9.8 of the Existing Warrant Agreement, the Company has delivered a certificate from an authorized officer of the Company certifying that the proposed amendment is in compliance with the terms of Section 9.8 of the Existing Warrant Agreement;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Public Warrants and Private Placement Warrants to exchange all of such outstanding Warrants for shares of Common Stock, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than a majority of the then-outstanding Public Warrants and Private Placement Warrants, respectively, consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.            Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:

(a)            the new Section 6A thereto:

“6A Mandatory Exchange of Public Warrants.

6A.1     Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary all (and not less than all) of the outstanding Public Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then-outstanding Public Warrants, as described in Section 6A.2 below, for shares of Common Stock (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.261 shares of Common Stock (or any Alternative Issuance pursuant to Section 4.4) for each Public Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the shares of Common Stock). In lieu of issuing fractional shares, any holder of Public Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by $6.74.

6A.2     Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Public Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than 15 days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books (with prompt written notice to the Warrant Agent). Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6A.3     Exercise After Notice of Exchange. The Public Warrants may be exercised, for cash at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Public Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

(b)            the new Section 6B thereto:

“6B Mandatory Exchange of Private Placement Warrants.

6B.1     Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary (including, for the avoidance of doubt, Section 6.4) all (and not less than all) of the outstanding Private Placement Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then-outstanding Private Placement Warrants, as described in Section 6B.2 below, for the Consideration (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the shares of Common Stock). In lieu of issuing fractional shares, any holder of Private Placement Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by $6.74.

6B.2     Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Private Placement Warrants, the Company shall fix the Exchange Date. Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than 15 days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books (with prompt written notice to the Warrant Agent). Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6B.3     Exercise After Notice of Exchange. The Private Placement Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(c) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6B.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Private Placement Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

(c)            the new Section 6C thereto:

“6C Cash-in-Lieu of Fractional Shares. The Company shall provide the Warrant Agent an initial funding of one thousand dollars ($1,000) for the purpose of issuing cash in lieu of fractional shares. From time to time thereafter, Computershare may request additional funding to cover fractional payments. Computershare shall have no obligation to make fractional payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.”

2.            Miscellaneous Provisions.

2.1            Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

2.2            Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York. The Company hereby agrees that any action, proceeding, or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum or any complaint asserting a cause of action arising under the Securities Act against the Company or any of its directors, officers, other employees or agents.

2.3            Persons Having Rights under this Amendment. Nothing in this Amendment shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Amendment or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Amendment shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

2.4            Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement, or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif,” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity, and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.5            Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6            Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.8            Entire Agreement. Except to the extent specifically modified hereby, all terms of the Existing Warrant Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms (as expressly modified herein) shall apply to this Amendment as if it formed a part of the Existing Warrant Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises, and commitments, whether written or oral, express, or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises, and commitments are hereby canceled and terminated.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

WESTROCK COFFEE COMPANY

By:	/s/ Robert P. McKinney
Name: Robert P. McKinney
Title: Chief Legal Officer

COMPUTERSHARE TRUST COMPANY, N.A. and
COMPUTERSHARE, INC.

as Warrant Agent

On behalf of both entities

By:	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Senior Manager, Corporate Actions